Exhibit 10.1

LICENSE & TRANSFER AGREEMENT

THIS LICENSE AND TRANSFER AGREEMENT (this “Agreement”) is effective as of April 15, 2007, by and between Caler & Company, Inc., an OHIO corporation (''LICENSOR''), and Guardian Zone Technologies, Inc., a Delaware corporation (''LICENSEE'').

RECITALS

WHEREAS, LICENSOR currently owns the common law and/or registered copyright and service/trade marks and related marks and intellectual property rights in the brand names and designations (collectively ''Licensed Property'') created by LICENSOR specifically for use in LICENSEE’s wireless location products business (the “Business”);

WHEREAS, the parties desire that LICENSEE have the right to use the Licensed Property in the Territory (as hereinafter defined) pursuant to the provisions of this Agreement and further, upon full payment to LICENSOR for creation of the Licensed Property, LICENSEE should be the rightful owner of all such Licensed Property going forward.

NOW, THEREFORE, in consideration of the mutual provisions herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1 - GRANT OF LICENSE

1.1.1  Perpetual License to use Licensed Property.

LICENSOR grants to LICENSEE an exclusive, non-transferable, indivisible, perpetual license (the “License”) to use the Licensed Property in any respect related to the operation, management and advertisement of LICENSEE’s Business worldwide (the “Territory”), provided LICENSEE properly complies with all the provisions of this Agreement.

1.1.2  Licensed Property.
The term ''Licensed Property'' shall mean LICENSOR’s copyrights and service/trade and related marks and intellectual property rights listed in Exhibit A, attached hereto and fully incorporated herein.

ARTILE 2 - CONSIDERATION; TRANSFER OF MARKS

2.1  Consideration for License.

The parties hereby agree that LICENSEE has already provided good and valuable consideration to LICENSOR for the License granted hereunder.

2.2  Transfer of Licensed Property.

The parties hereby agree that, effective as of the date that full and complete payment is made by LICENSEE to LICENSOR of $78,759.00 (Seventy Eight Thousand Seven Hundred Fifty Nine Dollars), which is the balance of the money owed to LICENSOR with respect to the creation of the brands related to LICENSEE’s Business, LICENSOR shall forever sell, assign, transfer, release and convey to LICENSEE, and its successors and assigns, LICENSOR's entire right, title and interest in and to all copyrights, service and/or trade marks, all rights of authorship and all other intellectual property rights in the Licensed Property and all physical embodiments and copies thereof. The foregoing transfer shall take place automatically and, except as otherwise provided in this Section 2.2, without any further action required on the part of either party hereto. LICENSOR further agrees, promptly upon request of the LICENSEE, or any of its successors or assigns, to execute and deliver, without further compensation of any kind, any power of attorney, assignment, application for copyright, service or trademark, patent or other intellectual property right protection, or any other documents which may be necessary or desirable to fully secure to LICENSEE, its successors and assigns, all right, title and interest in and to the Licensed Property and all physical embodiments and copies thereof, and to cooperate and assist in the prosecution of any opposition proceedings involving said rights and any adjudication of the same. Further, following the transfer of the Licensed Property to LICENSEE pursuant to this Section 2.2, LICENSOR agrees never to assert any claims, rights or moral rights in or to the Licensed Property or any physical embodiments or copies thereof.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES; INFRINGEMENT

3.1  Licensor’s Representations and Warranties.

LICENSOR represents and warrants to LICENSEE that: (i) LICENSOR has the right to furnish the Licensed Property, such Licensed Property does not and will not infringe any third party intellectual property rights, and LICENSOR will provide the Licensed Property hereunder free of all liens, claims, encumbrances and other restrictions; and (ii) LICENSEE shall be entitled to use and enjoy the benefit of the Licensed Property, subject to and in accordance with the terms of this Agreement.

3.2 Intellectual Property Infringement.

a. LICENSOR agrees to defend and/or handle, at its own expense, any claim or action against LICENSEE for actual or alleged infringement of any intellectual or industrial property right, including, without limitation, trademarks, service marks, patents, copyrights, misappropriation of trade secrets or any similar proprietary rights on the Licensed Property furnished hereunder by LICENSOR or based on LICENSEE’s use thereof. LICENSOR further agrees to indemnify and hold LICENSEE harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) associated with any such claim or action. LICENSOR shall conduct the defense of any such claim or action, consistent with LICENSEE’s rights hereunder, all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing; provided, however, that LICENSEE may participate in such defense or settlement negotiations and pay its own costs associated therewith.

b. If any portion of the Licensed Property becomes, or in LICENSOR's opinion is likely to become, the subject of any such claim or action, then LICENSOR, at its expense, may either: (i) procure for LICENSEE the right to continue using such Licensed Property as contemplated hereunder; (ii) modify such Licensed Property or portion thereof to render it non-infringing (provided such modification does not adversely affect LICENSEE's use as contemplated hereunder); or (iii) replace such Licensed Property with equally suitable, functionally equivalent, compatible, non-infringing products (provided that such products do not adversely affect LICENSEE's use as contemplated hereunder). If none of the foregoing are commercially practicable after LICENSOR has exhausted all reasonable efforts, LICENSEE shall be entitled to a pro-rata refund of the payments made by LICENSEE to LICENSOR in respect of such portion of the Licensed Property.

c. Notwithstanding anything to the contrary in this Agreement, LICENSOR shall have no obligation to LICENSEE with respect to any action based on the combination or use of the Licensed Property with other products not furnished by LICENSOR where the Licensed Property otherwise would not itself be infringing.

ARTICLE 4 - OPERATIONS

4.1 Exclusive Use of Licensed Property.

Throughout the term of this Agreement and prior to the transfer provided in Section 2.2, LICENSEE and its successors, transfers, and assigns, has the exclusive right to use the Licensed Property as determined by LICENSEE in its good faith business judgment.

4.2 Operational Expenses.

LICENSEE, at its sole expense, shall pay for all operation, management, promotion, marketing and any other expenses in any way associated with the use of the Licensed Property in the Business.

ARTICLE 5 - ASSIGMENT

In the event LICENSEE or its agents develop or create logos, designs, or other artwork to be used in conjunction with the License or the Licensed Property, all such written and graphic materials, designs, logos, and other items (collectively ''Designs'') shall be the exclusive property of LICENSEE. In the event that LICENSOR or its agents develop or create any additional Designs, such Designs shall be a ''work-for-hire'' under the copyright laws of the United States, and LICENSEE shall be the sole author and owner of all such work. LICENSOR irrevocably assigns and transfers to LICENSEE all right, title and interest worldwide in and to all such Designs, and to all modifications and derivative works thereof, and to all worldwide intellectual property rights related thereto. Upon LICENSEE's request, LICENSOR shall execute any and all assignments, applications and other documents, and perform such acts as LICENSEE requests to obtain trademark, copyright or other proprietary protection in any country in order to protect LICENSEE's interest in all such Designs. LICENSOR shall have the right to use the Designs only as approved by LICENSEE.

ARTICLE 6 - TERMINATION

6.1 Grounds for Termination.

Both parties agree that it is an integral part of this Agreement that each party observe certain high standards of conduct. As a result, each party has the right to terminate this Agreement upon thirty (30) days prior written notice for any of the following reasons: (i) the other party’s breach of any material provision of this Agreement, which breach has not been cured during the thirty (30) day notice period; (ii) the insolvency or bankruptcy of the other party; (iii) a violation of any applicable rule or law by the other party; (iv) and/or any misrepresentation by the other party regarding the Licensed Property.

6.2 Cessation of Use.

Upon termination of this Agreement, the License to use the Licensed Property shall automatically revert to LICENSOR, and, unless full payment is made pursuant to Section 2.2 of this Agreement, LICENSEE shall immediately cease using any of the Licensed Property, or any marks confusingly similar to the Licensed Property.

ARTICLE 7 - CONFIDENTIALITY

7.1 Confidentiality.

Each party hereby acknowledges and agrees that prior to executing this Agreement and/or during the performance of this Agreement, each party (in this Article 7, a “Disclosing Party”) may disclose to the other party (in this Article 7, a “Receiving Party”) confidential information regarding the Disclosing Party’s business, marketing, customers, research and development activities and other proprietary information (collectively ''Confidential Information''). The Receiving Party shall not in any way disclose, copy, modify, distribute, sell, or otherwise use or transfer the Disclosing Party’s Confidential Information, or any part thereof, to any other person or entity at any time. The Receiving Party shall not disclose the Confidential Information to any of its employees other than those who have a specific need to know in order to fulfill the Receiving Party's obligations hereunder, and such employees shall be made aware of and shall be bound by all the provisions of this Agreement. The Receiving Party shall immediately notify the Disclosing Party in writing if any of its employees fail to comply with any of the provisions of this Agreement, and the Receiving Party shall be fully responsible for any damages caused by such failure to comply.

7.2 Restrictions.

The Receiving Party shall only use the Disclosing Party's Confidential Information in order to properly fulfill its obligations under this Agreement and, if to a party outside of this Agreement, only upon the prior written consent of the Disclosing Party. The Receiving Party shall not in any way use any of the Confidential Information in any other business or for any other purpose. Each party agrees that all the provisions of this Article 7 are necessary to protect the Confidential Information of the Disclosing Party and goodwill of each party's business and its competitive position in the marketplace. Each party hereby represents that these provisions will not prevent such party from operating a successful business or earning a sufficient livelihood.

7.3 Exceptions.

Confidential Information shall not include, and these confidentiality obligations shall not operate as a restriction on the Receiving Party's right to use, disclose, or otherwise deal with, information which:

•	is or becomes generally available to the public through no wrongful act of the Receiving Party or its employees or agents;
•	was in the Receiving Party's possession prior to the time it was acquired from the Disclosing Party and which was not directly or indirectly acquired from the Disclosing Party or its affiliates;
•
is required to be disclosed by court order or operation of law, provided the Disclosing Party is notified immediately in order to contest such disclosure and the Receiving Party takes reasonable steps to assist in contesting such request;

•	is independently made available as a matter of right to the Receiving Party by a third party without access to the Disclosing Party’s Confidential Information; or
•	is independently developed by or for the Receiving Party by persons not having access or exposure to the Disclosing Party’s Confidential Information.

ARTICLE 8 - GENERAL PROVISIONS

8.1 Entire Agreement.

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior and contemporaneous discussions and writings between the parties.

8.2 Amendment.

This Agreement can be modified only by a writing signed by both parties.

8.3 Assignment.

Neither party may assign or transfer this Agreement without the other party’s prior written consent.

8.4 Validity.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

8.5 Governing Law and Venue.

This Agreement shall be interpreted and enforced according to the substantive laws of the State of Ohio and not its conflict or choice of law rules. Both parties irrevocably submit to the jurisdiction of the state and/or federal courts in Cuyahoga County, for any action or proceeding regarding this Agreement. Each party waives all rights to object to the jurisdiction and venue set forth above.

8.6 Counterparts.

This Agreement may be executed in several counterparts, that will all be originals, and together will constitute one and the same instrument.

8.7 Indemnity.

In addition to the infringement indemnity contained in Article 3 hereof, each party (in this Section 8.7 the “Indemnifying Party”) shall indemnify, defend and hold the other party harmless from all damages, liabilities, and other expenses, including attorneys’ fees and costs, that in any way arise out of or relate to the Indemnifying Party's breach of any provision of this Agreement, the Indemnifying Party's use of the Licensed Property and/or any other obligations or agreements that the Indemnifying Party enters into with third parties. This Section shall survive any termination or expiration of this Agreement.

8.8 Waiver.

The waiver by either party of the other party's breach of any provision of this Agreement shall not be deemed a waiver unless in writing and/or deemed a continuing waiver, and shall not affect any subsequent breach of the same or different provisions of this Agreement.

8.9 Relationship of Parties.

The relationship between the parties is only that of a licensor and licensee and transferor and transferee. Neither party is the agent or legal representative of the other party and has no right or authority whatsoever to bind such party in any way.

IN WITNESS WHEREOF, the parties execute this Agreement and agree it shall be effective as of April 15, 2007.

[Caler & Company Inc.]	Guardian Zone Technologies, Inc.

By: /s/ Steve Caler	By: /s/ Thomas J. Radu

Name: Steve Caler	Name: Thomas J. Radu

Title: CEO	Title: President

EXHIBIT A

Guardians Zone Technologies, Inc., Lost Prevention, Search and Rescue Systems
Brand: Product line extensions to niche markets

1). Hug Bug
Home unit garden system
Hugs for kids

2). Guardian Tracker
Find kids fast

3). Invisible Guardian
Protecting what you love most

4). HUGS
Home Unit Guardian System

5). Angel Alert
Monitor your babies' every move

6). Guardian Care
Security for those who need it most

7). Community Alert
Silent protection for neighborhood children

8). Invisible Tracker
Find lost pets fast

9). Park Sheriff
Keeping family together, away from home.

10). the FOUNDATION
At national organization to prevent the loss of children.

Comprehensive marketing strategy, brand extension, target market product development, public relations support for patented technology and product introduction into select mass markets.